[Cadwalader, Wickersham & Taft Letterhead]


                                 January 7, 2000


GE Capital Mortgage Services, Inc.
Three Executive Campus
Cherry Hill, New Jersey  08002

GE Capital Mortgage Funding Corporation
Three Executive Campus, Suite W. 602
Cherry Hill, New Jersey  08002

      Re:   GE Capital Mortgage Services, Inc.
            GE Capital Mortgage Funding Corporation
            Registration Statement on Form S-3 (Nos. 333-68951 and
            333-68951-01)

Ladies and Gentlemen:

     You have requested our opinion in connection with the registration statement filed with the Securities and Exchange Commission (the "Commission") on December 15, 1998, as amended to the date hereof (the registration statement, as so amended, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers Mortgage Pass-Through Certificates ("Certificates") to be sold by GE Capital Mortgage Services, Inc. or GE Capital Mortgage Funding Corporation (the "Registrants") in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among one of the Registrants, a trustee to be identified in the Prospectus Supplement for such Series of Certificates and a servicer or a master servicer to be identified in the Prospectus Supplement for such Series of Certificates. Forms of Pooling and Servicing Agreements are exhibits to the Registration Statement or incorporated by reference from exhibits to the Registrants' previous registration statements. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

     We have examined originals or copies certified or otherwise identified to our satisfaction of such documents and records of the Registrants, and such public documents and records as we have deemed necessary as a basis for the opinions hereinafter expressed.

          Based on the foregoing, we are of the opinion that:

          1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by one of the Registrants, a trustee and a servicer or master servicer, such Pooling and Servicing Agreement will constitute a valid and legally binding agreement of such Registrant, enforceable against such Registrant in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and

          2. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by one of the Registrants, a trustee and a servicer or master servicer, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits of such Pooling and Servicing Agreement.

     We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus and Prospectus Supplements forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                Very truly yours,


                                /s/  Cadwalader, Wickersham & Taft